Exhibit 99.1

Hydril Announces Third Quarter 2006 Earnings Per Share

HOUSTON (October 30, 2006) — / Business Wire / — Hydril (Nasdaq: HYDL) reported earnings for the third quarter ended September 30, 2006 of $0.84 per diluted share, down 19% sequentially from $1.04 reported in the second quarter of 2006, and up 4% from $0.81 reported for the third quarter of 2005.

On a sequential basis, third quarter revenue of $117.3 million decreased 18%, operating income of $27.8 million was down 23%, and net income of $19.7 million was down 21%. Compared to the third quarter of 2005, revenue increased 26%, operating income increased 2%, and net income was essentially flat.

Third quarter financial results reflect deeper than expected inventory de-stocking by our U.S. premium connection distributors. As expected, revenue for Venezuela was also down sequentially as a result of excess inventory built during the first half of the year. Pressure control results were in-line with our expectations and reflect increasing capital equipment revenue resulting from progress made on project orders.

Chris Seaver, President and CEO, commented, “In the intermediate term, the fundamental drivers for our business continue to gradually improve. We expect U.S. premium connection distributor demand to be flat in the fourth quarter, and then to increase next year as we anticipate distributor inventories will stabilize near year-end. We also expect Venezuelan excess inventories to be consumed at about the same time. Our pressure control capital equipment markets continue to strengthen as reflected by our increasing backlog and additional orders for deepwater blowout prevention systems received since the end of the quarter.”

Premium Connection Segment

Sequentially, third quarter revenue for Hydril’s premium connection segment decreased 29% to $63.8 million, operating income decreased 35% to $18.7 million, and operating margin decreased to 29% from 32%. The majority of the revenue decline was in the Latin American market due to an expected inventory correction in Venezuela, which reduced pipe and threading requirements. In addition, revenue in the U.S. decreased as a result of distributor inventory de-stocking, which was greater than previously expected, while end-user consumption remained stable from the second quarter.

Pressure Control Segment

Third quarter revenue for the pressure control segment increased 2% sequentially to $53.5 million and operating income increased 7% to $14.5 million. Capital equipment revenue increased 15% sequentially to $32.7 million, while aftermarket revenue decreased 14% to $20.9 million. The increase in capital equipment revenue was primarily the result of progress made on offshore blowout prevention system projects. As expected, aftermarket revenue moderated closer to the average of the past several quarters. Segment operating margin for the third quarter was 27%, slightly higher than 26% recorded in the second quarter.

At September 30, 2006, pressure control capital equipment backlog was $289 million, up 9% from $266 million at June 30, 2006, and up from $61 million at September 30, 2005. After the end of the third quarter, the company received purchase orders for an additional $154 million of deepwater blowout prevention systems.

Share Repurchase Program

During the third quarter, the company purchased $75 million of stock, which completed the $100 million of share repurchases authorized by the Board of Directors in March 2006.

Market Indicators

As more fully described on our website at www.hydril.com on the “Market Indicators” page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the number of Gulf of Mexico rigs under contract, (3) the international rig count, (4) worldwide offshore rigs under contract, and (5) the total U.S. land rig count.

Conference Call

Hydril’s conference call to discuss third quarter financial results is scheduled for Tuesday, October 31, 2006 at 8:30 a.m. EST, (7:30 a.m. CST) and is accessible by dialing (888) 889-5345 (domestic) or (973) 935-8516 (international) and referencing passcode 7947198. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated October 13, 2006.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended June 30, 2006 filed with the Securities and Exchange Commission include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the risks associated with fixed-price contracts, the loss of distribution or change to distribution methods or inventory practices for premium connections in the U.S. and Canada, competition from steel mills, limitations on the availability of pipe for threading, the impact of imports of tubular goods and of international and domestic trade laws, factors that could cause our results to vary significantly from quarter to quarter, the consolidation of end-users, intense competition in our industry, the risks associated with international operations, the ability to attract and retain skilled labor, and Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Sue Nutt, Manager, Investor Relations &

Corporate Communications

Hydril

(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (unaudited)			Nine Months Ended (unaudited)
	September 30, 2006	June 30, 2006	September 30, 2005	September 30,
				2006	2005
Revenue
Premium Connection	$63,785	$89,422	$62,928	$226,756	$173,340
Pressure Control
Capital Equipment	32,654	28,513	13,952	80,889	37,732
Aftermarket	20,873	24,179	16,094	65,841	52,326

Subtotal Pressure Control	53,527	52,692	30,046	146,730	90,058

Total Revenue	117,312	142,114	92,974	373,486	263,398

Total Gross Profit	45,408	54,911	41,284	150,198	117,156
Gross Margin	39%	39%	44%	40%	44%

Selling, General, and Admin. Expenses	17,658	18,666	14,109	53,352	42,885

Operating Income (Loss)
Premium Connection	18,691	28,584	22,974	74,801	61,270
Pressure Control	14,484	13,601	8,628	38,458	26,006
Corporate Administration	(5,425)	(5,940)	(4,427)	(16,413)	(13,005)

Total Operating Income	27,750	36,245	27,175	96,846	74,271
Operating Margin	24%	26%	29%	26%	28%

Income (loss) from Unconsolidated Entites	(29)	31	—	(43)	—

Interest Income	2,222	1,891	959	5,583	2,563
Other Income/(Expense)	(81)	(70)	1,318	(250)	1,065

Income Before Income Taxes	29,862	38,097	29,452	102,136	77,899
Provision for Income Taxes	10,196	13,094	9,840	34,798	26,026

Net Income	$19,666	$25,003	$19,612	$67,338	$51,873

Net Income Per Share:
Basic	$0.85	$1.05	$0.83	$2.86	$2.21
Diluted	$0.84	$1.04	$0.81	$2.82	$2.16

Weighted Average Shares Outstanding:
Basic	23,179,508	23,734,236	23,550,685	23,535,230	23,456,702
Diluted	23,521,607	24,151,659	24,121,067	23,915,332	23,993,313

Depreciation
Premium Connection	$2,444	$2,372	$2,181	$7,073	$6,300
Pressure Control	859	834	797	2,503	2,312
Corporate Administration	405	529	490	1,440	1,496

Total Depreciation	3,708	3,735	3,468	11,016	10,108

Capital Expenditures	7,828	9,320	3,926	22,153	10,690

Pressure Control Backlog
Capital Equipment	$289,200	$266,357	$61,164

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2006	June 30, 2006	December 31, 2005
	(unaudited)	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$179,742	$187,055	$65,145
Investments	9,254	7,557	108,084
Total receivables	76,037	126,916	78,204
Total inventories	79,323	72,255	57,646
Deferred tax asset	9,792	12,330	11,390
Other current assets	4,969	4,781	3,669

Total current assets	359,117	410,894	324,138

LONG-TERM ASSETS:
Property, net	115,693	111,462	105,138
Other long-term assets	15,753	19,954	21,286

Total long-term assets	131,446	131,416	126,424

TOTAL	$490,563	$542,310	$450,562

CURRENT LIABILITIES:
Accounts payable	$35,990	$43,003	$23,443
Accrued liabilities and other current liabilities	89,226	79,384	39,934

Total current liabilities	125,216	122,387	63,377

LONG-TERM LIABILITIES:
Deferred tax liability and other tax obligations	9,594	15,144	12,143
Post retirement, pension benefits and other	17,884	15,040	14,207

Total long-term liabilities	27,478	30,184	26,350

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	337,869	389,739	360,835

TOTAL	$490,563	$542,310	$450,562